Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated March 17, 2023, with respect to the consolidated financial statements of Proterra Inc, and the effectiveness of internal control over financial reporting, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Santa Clara, California
May 26, 2023